Exhibit 10.38

Rodney O. Martin, Jr.

[home address]

Re:	Amended and Restated Employment Agreement

Dear Rod:

This is your AMENDED AND RESTATED EMPLOYMENT AGREEMENT as of March 25, 2011 (the “Agreement”) with ING U.S., Inc., a Delaware corporation (the “Company”) and ING North America Insurance Corporation, a Delaware corporation (the “Employing Entity”). It sets forth the terms of your employment with the Company and its subsidiaries from time to time and replaces and supersedes in its entirety your Employment Agreement, dated March 25, 2011, with the Company and the Employing Entity (the “Previous Agreement”).

1. Your Positions, Performance and Other Activities

(a) Positions. You will be employed in the position of Chief Executive Officer of the Company and serve as a member of its Board of Directors (the “Board”). The Chief Executive Officer of ING Group N.V. (“Parent”) shall continue to serve as the Chairman of the Board of the Company; provided, however, that in the event of the Company’s initial public offering (“IPO”), you shall also assume the position of Chairman, provided you are still employed by the Company upon the IPO.

(b) Authority, Responsibilities and Reporting. You will have the authority, responsibilities and reporting relationships that correspond to your position as the senior-most executive officer of the Company. Also, you will have any particular authority, responsibilities and reporting relationships consistent with your position that the Board may assign or delegate to you from time to time.

(c) Performance. During your employment, you will devote your entire business time, attention and efforts to the responsibilities of your employment under this Agreement and will use good faith efforts to discharge your responsibilities to the best of your ability. However, you will be permitted to do the activities stated in Section 1(e).

(d) Place of Employment. Your place of employment will be New York, New York, unless mutually agreed by the parties. The Company may, however, require you to travel on business to an extent consistent with your position.

(e) Other Activities. During your employment, you will not render any business, commercial or professional services to any non-member of the Company and its affiliates (together, the “Group”). However, you may:

(1)	serve on corporate, civic or charitable boards; and

(2)	manage personal investments.

so long as (A) your activities described in clauses (1) and (2) above do not (individually or in the aggregate) interfere with your performance of the responsibilities of your employment under this Agreement and (B) any service on a corporate, civic or charitable board is prior approved by the CEO of Parent.

2. Term

The term of your employment under this Agreement shall commence on 4 April 2011 (your “Start Date”) and end on 31 December 2014 (the “Term”); provided, however, that you and the Company may mutually agree to extend the Term. Notwithstanding anything herein to the contrary, in the event that you and the Company agree that this Agreement shall expire but your employment with the Company shall continue, such expiration shall not constitute a termination by the Company without Cause or by you for Good Reason. In the event that you do not commence employment with the Company on the Start Date, you will not be employed under this Agreement, all of the provisions of this Agreement will terminate and there will be no liability of any kind under this Agreement. References in this Agreement to “your employment” are to your employment under this Agreement during the Term (as such Term may be extended), unless stated otherwise.

3. Your Compensation

(a) Base Salary. During your employment, you will receive an annual base salary (your “Salary”) in the amount of $1,000,000, payable semi-monthly in accordance with the Company’s regular payroll practices. You will be scheduled for a performance review in March 2012, and annually thereafter.

(b) Incentive Compensation Plan. You will be eligible to participate in the Incentive Compensation Plan (“ICP”) for each fiscal year of the Company ending during your employment, subject to achievement of pre-established performance goals, with a target amount equal to 100% of your year-end base salary. The amount of the annual ICP award is capped at 200% of your salary. The amounts of your final ICP awards will be determined by the Supervisory Board of Parent.

(1) Payment of ICP Award for 2011. Your 2011 award opportunity will be prorated based on the month of your hire date. If the amount of your final ICP award for 2011 exceeds 100,000 EUR (based on the December 31, 2011 foreign exchange rate), it will be subject to deferral. Specifically, the deferred amount will be 10% of the total ICP award for total ICP awards between 100,000 EUR and 200,000 EUR, and the deferral percentage will increase by 10 percentage points on the incremental amount for each 100,000 EUR above 200,000 EUR, up to a maximum of 50%. The total deferred amount, if any, will be converted into ING performance shares granted under the Company’s Long-Term Sustainable Performance Plan and subject to the vesting, payment and other terms and conditions of that plan. The cash portion of your final ICP award for 2011 (i.e., the amount that is not subject to deferral according to the foregoing formula) will be paid no later than March 15, 2012, unless applicable law or regulation requires payment in a different form or at a different time.

(2) Payment of ICP Awards for 2012, 2013 and 2014. Your final ICP award for each of 2012, 2013 and 2014 will be subject to terms and conditions, including required deferrals, that are determined by Parent or the Board and are no less favorable than those applicable to other executive officers of the Company with respect to their annual incentive award opportunities. These terms and conditions will be communicated to you when they are established by the Group, which is generally expected to be shortly before the beginning of the applicable year.

(c) Transaction Incentive Award.

(1) In addition to your Salary and ICP awards, you will be eligible to receive a transaction incentive award in the aggregate amount of $6,000,000 (the “Transaction Incentive Award”), contingent upon successful completion of an IPO or a Sale (as defined below) of the Company, provided that you are still employed with the Company upon completion of such IPO or Sale, as the case may be, and each applicable payment and settlement date, as described below. The Transaction Incentive Award will be payable at the times and in the forms set forth below, unless applicable law or regulation requires payment in a different form or at a different time. In no event shall the aggregate Transaction Incentive Award payable under Sections 3(c)(2) and (3), when measured by reference to the amount of cash paid and the grant date value of stock awards, exceed $6,000,000.

(2) IPO. Upon completion of an IPO and provided you are still employed by the Company upon the IPO (i.e., listing of the first tranche of the common stock of the Company or, if applicable, the company whose common stock has been listed in the IPO (the “Listed Company”)), your Transaction Incentive Award will be payable as follows: (i) you will receive a lump sum cash payment in the amount of $2,000,000 as soon as practicable following the IPO, but in no event later than 10 business days thereafter; and (ii) as soon as practicable following the IPO, you will receive an award of restricted common stock of the Listed Company in the amount of $4,000,000 (based on the IPO price of the common stock of the Listed Company) (your “RSA”), which shall vest as follows, provided that you are still employed by the Company on the applicable vesting date:

(A) Prior to December 31, 2014. If, following completion of an IPO but before December 31, 2014, the Listed Company completes an additional public offering of common stock owned by the Group (or the Group otherwise disposes of such common stock), a number of shares underlying the RSA shall vest as of the date of completion of such additional public offering (or disposition) equal to (I) the total number of shares underlying the original RSA multiplied by (II) the percentage of the Post-IPO Shares sold in such additional public offering (or disposition). The “Post-IPO Shares” are the shares of common stock of the Listed Company held by the Group immediately after the IPO. For the avoidance of doubt, multiple vesting dates may occur under this paragraph if multiple additional public offerings or other dispositions of Post-IPO Shares occur prior to December 31, 2014.

(B) On December 31, 2014. If, as of December 31, 2014, all of the shares underlying the RSA have not vested pursuant to clause (A) above, and the Group owns less than 50% of the shares of common stock of the Listed Company which it held immediately prior to the IPO (such number of pre-IPO shares, the “Pre-IPO Shares”), an additional number of shares underlying the RSA shall vest as of that date equal to (I) 50% multiplied by (II) the number of shares underlying the RSA that had not vested pursuant to clause (A) prior to December 31, 2014. If, on the other hand, as of December 31, 2014, the Group continues to own 50% or more of the Pre-IPO Shares, no additional shares shall vest. Notwithstanding the foregoing, if after application of the preceding provisions of this clause (B) the aggregate number of shares underlying the RSA which have vested pursuant clause (A) and such provisions of clause (B) is less than the quantity determined by multiplying (i) the number of shares underlying the RSA by (ii) a fraction, the numerator of which is the amount by which the percentage of the Pre-IPO Shares no longer owned by the Group as of December 31, 2014 exceeds 33.33%, and the denominator of which is 66.67% (such quantity being the “Minimum RSA Shares”), an additional number of shares underlying the RSA shall vest as of December 31, 2014 so that the total number of shares which have vested is not less than the Minimum RSA Shares. All unvested shares underlying the RSA that have not vested pursuant to this clause (B) or the foregoing clause (A) by December 31, 2014 shall be forfeited.

In the event of your termination without Cause, termination for Good Reason, death or Disability (as defined below) following an IPO but prior to a relevant payment or vesting date, any unpaid portion of the Transaction Incentive Award will immediately vest and be paid, unless applicable law or regulation requires payment in a different form or at a different time. Except as provided in this Agreement, the restricted stock award described above will be subject to the terms of the equity plan for executive officers of the Listed Company in effect at the time of the IPO and to the terms of your award agreement under it.

(3) Sale. Upon completion of a Sale and provided you are still employed by the Company upon such Sale, your Transaction Incentive Award will be payable as follows: (i) you will receive a lump sum cash payment in the amount of $2,000,000 upon closing of the Sale; and (ii) a lump sum cash payment in the amount of $4,000,000 on the first anniversary of the closing of the Sale, unless the buyer elects to pay such amount in the form of a full-value equity-based award payable in stock on the first anniversary of the closing of the Sale and provided in either case that you are still employed by the Company as of the first anniversary of the Sale. In the event of your termination without Cause, termination for Good Reason, death or Disability following a Sale but prior to a relevant payment date, any unpaid portion of the Transaction Incentive Award will immediately vest and be paid within thirty (30) days thereafter, unless applicable law or regulation requires payment in a different form or at a different time. For purposes of this Agreement, a “Sale” shall mean a transaction or series of transactions (none of which is an IPO) whereby (x) the Group no longer owns more than 50% of the voting securities of the Company or (y) all or substantially all of the assets of the Company are sold.

(d) Long-Term Incentive Plans. During your employment, you may be eligible to receive a long-term incentive award opportunity. Relating to the 2011 and 2012 fiscal years, you are eligible for a long term incentive award (your “Long-Term Incentive”) of up to a maximum aggregate amount of $2,000,000 in the Parent’s sole discretion. Any award will be subject to the terms and conditions of the applicable long-term incentive plan of the Group under which such awards are granted. For the avoidance of doubt, to the extent such aggregate Long-Term Incentive amount is not granted as a long-term incentive award relating to the 2011 fiscal year, the balance of such amount shall, at the complete discretion of the Parent, be available for grant as a long-term incentive award relating to the 2012 fiscal year. Beginning for fiscal year 2013 performance, you will be eligible to receive an annual long-term incentive award, as determined in its discretion by the Compensation Committee of the Board of the Company, under one or more compensation plans to be established by the Company in its discretion.

(e) Benefit Plans. During your employment, you will be entitled to participate in each of the Group’s employee benefit and welfare plans, including plans providing retirement benefits or medical, dental, hospitalization, life or disability insurance, on a basis that is at least as favorable as that provided to other senior executives of the Company.

(f) Rules of Construction. Any periods of service as Chairman of the Company shall be considered continued employment for purposes of determining your vesting or other rights to compensation described in this Section 3, including such periods which occur after the Term. References to “common stock” of the Listed Company shall be interpreted to refer to common stock or other securities evidencing the Group’s ownership in the Listed Company. In the event of any stock split, stock dividend or similar transaction affecting the capitalization of the Listed Company (including, for the avoidance of doubt, the Company prior to an IPO), equitable adjustments shall be made to the shares underlying the RSA and equitable adjustments shall be made in any determinations relating to vesting of the Transaction Incentive Award (including the calculations of Pre-IPO Shares and Post-IPO Shares) to reflect such transaction. Furthermore, the parties agree that the examples of determination of the vesting of the Transaction Incentive Award attached as Annex A to this Agreement reflect the intended application of Section 3(c)(2), and this Agreement shall not be interpreted in any manner that would be inconsistent with those examples.

4. Other Employee Benefits.

(a) Paid Time-Off (PTO) Bank. You will be entitled to an annual PTO Bank of 264 hours (33 days) on a basis that is at least as favorable as that provided to other senior executives of the Company. The PTO Bank can be used for absences for vacation, personal time, family illness and individual sick days.

(b) Business Expenses. You will be reimbursed for all reasonable business and entertainment expenses incurred by you in performing the responsibilities of your employment under this Agreement. However, your reimbursement will be subject to the Company’s normal reimbursement policy for senior executives.

(c) Indemnification. To the fullest extent permitted by law, the Company will indemnify you against any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, arising by reason of your status as a director, officer, employee and/or agent of the Group during your employment. In addition, to the fullest extent permitted by law, the Company will pay or reimburse any expenses, including reasonable attorney’s fees, you incur in investigating and defending any actual or threatened action, suit or proceeding for which you may be entitled to indemnification under this Section 4(c). However, you agree to repay any expenses paid or reimbursed by the Company if it is ultimately determined that you are not legally entitled to be indemnified by the Company. If the Company’s ability to make any payment contemplated by this Section 4(c) depends on an investigation or determination by the board of directors of any member of the Group, at your request the Company will use its best efforts to cause the investigation to be made (at the Company’s expense) and to have the relevant board reach a determination as soon as reasonably possible. The indemnification and payment or reimbursement of expenses provided by the Company pursuant to this Agreement shall not be deemed exclusive of any other rights to which you may be entitled under any officers’ and directors’ liability insurance policies, agreements, the Company’s or Parent’s articles of incorporation, charter or bylaws, or other laws (common or statutory), as to your action as a director, officer, employee and/or agent of the Company or Group.

5. Early Termination of Your Employment.

(a) No Reason Required. You or the Company may terminate your employment early at any time for any reason, or for no reason, subject to compliance with Section 5(b). This includes early termination by the Company with or without Cause (as defined below) and early termination by you for Good Reason (as defined below) or any other reason.

(b) Advance Notice Required. To terminate your employment before the end of the Term (as may be extended by mutual consent of the parties), either you or the Company must provide notice to the other (a “Termination Notice”). You and the Company agree to provide 90 days’ advance Termination Notice of any early termination, unless your employment is terminated by the Company for Cause or because of your Disability (as defined below) or death. The Company may elect to place you on paid leave for all or part of the advance notice period.

(c) Termination Date. The effective date of early termination of your employment will be:

(1) 90 days after Termination Notice is given, unless your employment is terminated by the Company for Cause or by your Disability or death,

(2) the time Termination Notice is given, if your employment is terminated by the Company for Cause, although the Company may provide a later effective date in the Termination Notice,

(3) 30 days after Termination Notice is given, if your employment is terminated because of your Disability, or

(4) the time of your death, if your employment is terminated because of your death.

(d) Termination by the Company for Cause.

(1) “Cause” means any of the following:

(A) Your willful failure to perform substantially your responsibilities to the Company under this Agreement, after demand for substantial performance has been given by the Board that specifically identifies how you have not substantially performed your responsibilities. Cause does not, however, include failure resulting from your incapacity due to mental or physical illness or injury or from any permitted leave required by law or any failure after the Company gives Termination Notice other than for Cause or Disability.

(B) Your engagement in illegal conduct or in gross negligence or willful misconduct, in any case, that is materially and demonstrably injurious to either the Group or the Company.

(C) Your material breach of any provision of Section 7.

For purposes of this definition, no act or failure to act on your part shall be considered “willful” unless it is done, or omitted to be done, by you in bad faith or without reasonable belief that the action or omission was in the best interests of the Company. Any act or omission by you based on authority given pursuant to a resolution duly adopted by the Board or on the advice of counsel for the Company or Group will be deemed made in good faith and in the best interests of the Company.

(2) To terminate your employment for Cause, both of the following must be satisfied:

(A) The Company must give you notice and a 30-day period to cure the first event constituting Cause. (For the avoidance of doubt, subsection (B) above does not require the Company to give you more than one cure-opportunity during your employment.)

(B) The Company must provide you with a Termination Notice that (i) states that you are being terminated for Cause, (ii) indicates the subsection above that the Company is relying on, and (iii) provides reasonable detail of the facts providing the basis for that reliance. (The failure to include any fact in a Termination Notice that contributes to a showing of Cause does not preclude the Company from asserting that fact in enforcing its rights under this Agreement.)

(e) Termination by you for Good Reason.

(1) “Good Reason” means a material breach by the Company of its obligations to you under this Agreement, including but not limited to:

(A) a reduction in your Salary, annual ICP award opportunity, or Long-Term Incentive or any failure to pay compensation or other amounts due under the Agreement;

(B) failure to elect and maintain you in the positions contemplated by Section 1(a), or any material reduction or other materially adverse action related to your authority, responsibilities or duties, or assignment of duties inconsistent with those contemplated by Sections 1(a) and (b); or

(C) the relocation of your principal office more than 50 miles from the New York City metropolitan area.

(2) To terminate your employment for “Good Reason,” both of the following must be satisfied:

(A) You must give the Company notice of your intent to terminate your employment for Good Reason and a 30-day cure period to cure the breach constituting Good Reason.

(B) You must provide the Company with a Termination Notice that (i) states that you are terminating your employment for Good Reason and (ii) provides reasonable detail of the facts providing the basis for your Good Reason termination. (The failure to include any fact in a Termination Notice that contributes to a showing of Good Reason does not preclude you from asserting that fact in enforcing your rights under this Agreement.)

(f) Termination on Disability or Death.

(1) The term “Disability” has the same meaning as set forth in the Company’s long-term disability plan. If the Company determines in good faith that your Disability has occurred, it may give you Termination Notice. If within 30 days of the

Termination Notice you do not return to full-time performance of your responsibilities, your employment will terminate. If you do return to full-time performance in that 30-day period, the Termination Notice will be cancelled for all purposes of this Agreement.

(2) Your employment will terminate automatically on your death.

6. The Company’s Obligations in Connection With Your Termination

(a) General Effect. On termination in accordance with Section 5, your employment will end and the Group will have no further obligations to you under this Agreement, except as provided in this Section 6. The payments and benefits as provided in this Section 6 will not affect your rights under any other agreement you may have with the Group at the end your employment (except as this Section 6 specifically states). However, some or all of your existing agreements may be superseded as provided herein.

(b) For Cause or by you for other than Good Reason. If the Company terminates your employment for Cause or you terminate your employment for other than Good Reason:

(1) The Company will pay you (A) your unpaid Salary through the end of your employment, (B) your Salary for any accrued PTO that you have not taken through the end of your employment, (C) any accrued expense reimbursements and other cash entitlements through the end of your employment and (D) any unpaid but vested ICP award for a fiscal year ending before the end of your employment (together, your “Accrued Compensation”).

(2) The Company will timely pay you any amounts and provide you any benefits that are required, or to which you are entitled, under any plan, contract or arrangement of the Group other than those described in this Agreement (including any unpaid deferred compensation and other cash compensation accrued by you through the end of your employment), or any award that you received thereunder, in accordance with the existing terms and conditions of, and at the times provided for in, the applicable plan, contract, arrangement or award document (together, the “Other Benefits”).

(c) Without Cause or by you for Good Reason. If, during the Term, the Company terminates your employment without Cause or you terminate your employment for Good Reason:

(1) The Company will pay you your Accrued Compensation.

(2) The Company will pay you your Pro-Rata ICP Award. Your “Pro-Rata ICP Award” means your ICP award for the fiscal year of the Company during which Termination Notice is given, based on actual performance through the end of such fiscal year as determined by the Company in its discretion, multiplied by the number of days of your employment since the fiscal year ending before Termination Notice is given divided by 365.

(3) The Company will pay you a lump sum severance payment equal to your Salary.

(4) The Company will provide you with the Other Benefits.

(5) The Company will pay you the unpaid portion of the Transaction Incentive Award in accordance with Section 3(c) if your termination occurs on or after the date of an IPO or Sale.

(d) For Your Disability or Death. If, during your Compensation Period, your employment terminates as a result of your death or Disability:

(1) The Company will pay your Accrued Compensation.

(2) If death or Disability occurs on or before September 30th of a particular year, you and/or your estate will not be eligible for a Pro-Rata ICP Award for that year. If death or Disability occurs on or after October 1st of a particular year, you and/or your estate will be eligible for a Pro-Rata ICP Award for that year.

(3) The Company will provide the Other Benefits.

(4) The Company will pay you or your beneficiary the unpaid portion of the Transaction Incentive Award in accordance with Section 3(c) if your termination occurs on or after the date of an IPO or Sale.

(e) Condition. The Company will not be required to make the payments and provide the benefits stated in Section 6(c) unless you execute and deliver to the Company an agreement releasing the Group from all liability (other than the payments and benefits contemplated by this Agreement) no later than twenty-one (21) days following your receipt of such release agreement and have not revoked such release during any applicable revocation period. This release agreement will be substantially in the form attached as Annex B to this Agreement and will be provided to you no later than seven (7) days following your date of termination.

(f) Timing and Payment. Provided you have timely delivered the release described in Section 6(e) and have not revoked such release during any applicable revocation period, (i) the cash severance payment set forth in Section 6(c)(3) and Transaction Incentive Award amounts described in Section 3(c) and payable on termination as provided in this Section 6 will be paid in a lump sum on the fortieth (40th) day after your date of termination of employment and (ii) the Pro-Rata ICP Award will be paid as soon as practicable following determination by the Company of achievement of the applicable performance goals, provided that, in any event any such Pro-Rata ICP Award shall be paid no later than 30 days following such determination. However, any deferred compensation owed you, as well as any Other Benefits will be paid and/or provided as stated in the applicable plan. The Accrued Compensation and other amounts payable under this Section 6 shall be paid within thirty (30) days following termination of employment.

7. Your Obligations to the Group in Connection With Your Termination

(a) General Effect. This Section 7 applies during your employment and for some time after your employment ends. This Section uses the following defined terms:

“Competitive Enterprise” means any business enterprise that either (1) engages in any activity that competes anywhere with any activity that the Company or any of its subsidiaries is then engaged in or (2) holds a 2% or greater equity, voting or profit participation interest in any enterprise that engages in such a competitive activity.

“Client” means any client or prospective client of the Company or any of its subsidiaries to whom you provided services, or for whom you transacted business, or whose identity became known to you in connection with your relationship with or employment by the Group.

“Proprietary Information” means confidential or proprietary information, knowledge or data concerning (1) the Group’s businesses, strategies, operations, financial affairs, organizational matters, personnel matters, budgets, business plans, marketing plans, studies, policies, procedures, products, ideas, processes, software systems, trade secrets and technical know-how, (2) any other matter relating to the Group and (3) any matter relating to clients of the Group or other third parties having relationships with the Group. Proprietary Information includes (1) information regarding any aspect of your tenure as an employee of the Group or the termination of your employment, (2) the names, addresses, and phone numbers and other information concerning clients and prospective clients of the Group, (3) investment techniques and trading strategies used in, and the performance records of, client accounts or other investment products, and (4) information and materials concerning the personal affairs of employees of the Group. In addition, Proprietary Information may include information furnished to you orally or in writing (whatever the form or storage medium) or gathered by inspection, in each case before or after the date of this Agreement. However, Proprietary Information does not include information (1) that was or becomes generally available to you on a non-confidential basis, if the source of this information was not reasonably known to you to be bound by a duty of confidentiality, or (2) that was or becomes generally available to the public, other than as a result of a disclosure by you, directly or indirectly.

“Solicit” means any direct or indirect communication of any kind, regardless of who initiates it, that in any way invites, advises, encourages or requests any person to take or refrain from taking any action.

(b) Your Importance to the Group and the Effect of this Section 7. You acknowledge that:

(1) In the course of your involvement in the Group’s activities, you will have access to Proprietary Information and the Group’s client base and will profit from the goodwill associated with the Group. On the other hand, in view of your access to Proprietary Information and your importance to the Company, if you compete with the Company or any of its subsidiaries for some time after your employment, the Company and its subsidiaries will likely suffer significant harm. In return for the benefits you will receive from the Group and to induce the Group to enter into this Agreement, and in light of the potential harm you could cause the Company and the Group, you agree to the provisions of this Section 7. The Company would not have entered into this Agreement if you did not agree to this Section 7.

(2) This Section 7 limits your ability to earn a livelihood in a Competitive Enterprise and your relationships with Clients. You acknowledge, however, that complying with this Section 7 will not result in severe economic hardship for you or your family.

(c) Use, Disclosure and Return of Proprietary Information. You will obtain or create Proprietary Information in the course of your involvement in the Group’s activities and may already have Proprietary Information. You agree that the Proprietary Information is the exclusive property of the Group, and you agree to use and disclose Proprietary Information only for the Group’s benefit and in accordance with any restrictions placed on its use or disclosure by the Group. In addition, nothing in this Agreement will operate to weaken or waive any rights the Group may have under statutory or common law, or any other agreement, to the protection of trade secrets, confidential business information and other confidential information. When your employment terminates, you agree to return to the Company all Proprietary Information, including all notes, mailing lists, rolodexes and computer files that contain any Proprietary Information.

(d) Non-Competition. During your employment and for the 12-month period following termination of your employment for any reason (the “Restricted Period”), you will not directly or indirectly:

(1) hold a 2% or greater equity, voting or profit participation interest in a Competitive Enterprise; or

(2) associate (including as a director, officer, employee, partner, consultant, agent or advisor) with a Competitive Enterprise and in connection with your association engage, or directly or indirectly manage or supervise personnel engaged, in any activity:

(A) that is substantially related to any activity that you were engaged in,

(B) that is substantially related to any activity for which you had direct or indirect managerial or supervisory responsibility, or

(C) that calls for the application of specialized knowledge or skills substantially related to those used by you in your activities;

in each case, for the Company or any of its subsidiaries at any time during your employment.

(e) Non-Solicitation of Clients. Until the end of the Restricted Period, you will not attempt to:

(1) Solicit any Client to transact business with a Competitive Enterprise or to reduce or refrain from doing any business with the Group,

(2) transact business with any Client that would cause you to be a Competitive Enterprise or to reduce or refrain from doing any business with the Group, or

(3) interfere with or damage any relationship between the Group and a Client.

(f) Non-Solicitation of Company Employees. Until the end of the Restricted Period, you will not attempt to Solicit anyone who is then an employee of the Company or any of its subsidiaries (or who was an employee of the Company or any of its subsidiaries within the prior six months) to resign from the Company or any of its subsidiaries or to apply for or accept employment with any Competitive Enterprise.

(g) Notice to New Employers. Before you either apply for or accept employment with any other person or entity while any of Section 7(d), (e) or (f) is in effect, you will provide the prospective employer with written notice of the provisions of this Section 7 and will deliver a copy of the notice to the Group.

8. Effect on Other Agreements.

This Agreement is the entire agreement between you and the Company with respect to the relationship contemplated by this Agreement and supersedes any earlier agreement, written or oral, with respect to the subject matter of this Agreement, including the Previous Agreement, provided, however, that your award of deferred shares and performance shares that were granted in 2012 for 2011 performance under the ING Group Long Term Sustainable Performance Plan is explicitly not superseded hereby and, provided, further, that the amount of such 2012 award reduces the remaining Long-Term Incentive available for allocation in March of 2013 with respect to 2012 performance. In entering into this Agreement, no party has relied on or made any representation, warranty, inducement, promise or understanding that is not in this Agreement.

9. Assignment/Successor.

(a) Assignment by You. You may not assign this Agreement without the Company’s consent. Also, except as required by law, your right to receive payments or benefits under this Agreement may not be subject to execution, attachment, levy or similar process.

(b) Successor in Interest. In the event of a Sale or other reorganization of the Company, the provisions of this Agreement shall be binding upon and inure to the benefit of the entity surviving or resulting from such Sale or reorganization. The Company shall require such surviving entity to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place.

10. Disputes.

(a) Employment Matter. This Section 10 applies to any controversy or claim between you and the Company or the Group arising out of or relating to or concerning this Agreement or any aspect of your employment with the Company or the termination of that employment (together, an “Employment Matter”).

(b) Mandatory Arbitration. Subject to the provisions of this Section 10, any Employment Matter will be finally settled by arbitration in the County of New York administered by the American Arbitration Association under its Commercial Arbitration Rules then in effect.

(c) Limitation on Damages. You and the Group agree that there will be no punitive damages payable as a result of any Employment Matter and agree not to request punitive damages.

(d) Injunctions and Enforcement of Arbitration Awards. You or the Group may bring an action or special proceeding in a state or federal court of competent jurisdiction sitting in the County of New York to enforce any arbitration award under this Section 10. Also, the Group may bring such an action or proceeding, in addition to its rights under this Section 10 and whether or not an arbitration proceeding has been or is ever initiated, to temporarily, preliminarily or permanently enforce any part of Section 7. You agree that (1) your violating any part of Section 7 would cause damage to the Group that cannot be measured or repaired, (2) the Group therefore is entitled to an injunction, restraining order or other equitable relief restraining any actual or threatened violation of those Sections, (3) no bond will need to be posted for the Group to receive such an injunction, order or other relief, (4) no proof will be required that monetary damages for violations of those Sections would be difficult to calculate and that remedies at law would be inadequate and (5) that General Counsel of the Company is irrevocably appointed as your agent for service of process in connection with any such action or proceeding (the General Counsel will promptly advise you of any such service of process).

(e) Jurisdiction and Choice of Forum. You and the Group irrevocably submit to the exclusive jurisdiction of any state or federal court located in the County of New York over any Employment Matter that is not otherwise arbitrated or resolved according to this Section 10. This includes any action or proceeding to compel arbitration or to enforce an arbitration award. Both you and the Group (1) acknowledge that the forum stated herein has a reasonable relation to this Agreement and to the relationship between you and the Group and that the submission to the forum will apply even if the forum chooses to apply non-forum law, (2) waive, to the extent permitted by law, any objection to personal jurisdiction or to the laying of venue of any action or proceeding covered by this subsection in the forum stated herein, (3) agree not to commence any such action or proceeding in any forum other than the forum stated in this subsection and (4) agree that, to the extent permitted by law, a final and non-appealable judgment in any such action or proceeding in any such court will be conclusive and binding on you and the Group. However, nothing in this Agreement precludes you or the Group from bringing any action or proceeding in any court for the purpose of enforcing the provisions of this Section 10.

(f) Waiver of Jury Trial. To the extent permitted by law, you and the Group waive any and all rights to a jury trial with respect to any Employment Matter.

(g) Governing Law. This Agreement will be governed by and construed in accordance with the law of the State of New York applicable to contracts made and to be performed entirely within that State.

(h) Costs. You and the Group shall each pay its own legal fees and expenses incurred as a result of any Employment Matter; provided, however, that the Group shall reimburse you for the reasonable legal fees of your counsel in connection with the preparation of this Agreement (which you shall submit promptly following the date hereof and which the Group shall reimburse no later than December 31, 2011).

11. General Provisions.

(a) Construction.

(1) References to the following terms have the meanings stated:

(A) To Sections are to sections of this Agreement unless otherwise stated.

(B) To any contract (including this Agreement) are to the contract as amended, modified, supplemented or replaced from time to time.

(C) To any law, rule or regulation are to the statute, rule or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of laws, include any rules and regulations promulgated under the statute) and to any section of any law, rule or regulation include any successor to the section.

(D) To any governmental authority include any successor to the governmental authority.

(E) To any plan include any programs, practices and policies.

(F) To any entity include any corporation, limited liability company, partnership, association, business trust and similar organization and include any governmental authority.

(G) To any affiliate of any entity are to any person or other entity directly or indirectly controlling, controlled by or under common control with the first entity.

(2) The various headings in this Agreement are for convenience of reference only and in no way define, limit or describe the scope or intent of any provisions or Sections of this Agreement.

(3) Unless the context requires otherwise, (A) words describing the singular number include the plural and vice versa, (B) words denoting any gender include all genders and (C) the words “include”, “includes” and “including” will be deemed to be followed by the words “without limitation.”

(4) It is your and the Group’s intention that this Agreement not be construed more strictly with regard to you or the Group.

(b) Withholding. You and the Group will treat all payments to you under this Agreement as compensation for services. Accordingly, the Group may withhold from any payment any taxes that are required to be withheld under any law, rule or regulation.

(c) Severability. If any provision of this Agreement is found by any court of competent jurisdiction (or legally empowered agency) to be illegal, invalid or unenforceable for any reason, then (1) the provision will be amended automatically to the minimum extent necessary to cure the illegality or invalidity and permit enforcement and (2) the remainder of this Agreement will not be affected. In particular, if any provision of Section 7 is so found to violate law or be unenforceable because it applies for longer than a maximum permitted period or to greater than a maximum permitted area, it will be automatically amended to apply for the maximum permitted period and maximum permitted area.

(d) No Set-off or Mitigation. Your and the Company’s respective obligations under this Agreement will not be affected by any set-off, counterclaim, recoupment or other right you or any member of the Group may have against each other or anyone else. You do not need to seek other employment or take any other action to mitigate any amounts owed to you under this Agreement, and those amounts will not be reduced if you do obtain other employment (except as this Agreement specifically states).

(e) Notices. All notices, requests, demands and other communications under this Agreement must be in writing and will be deemed given (1) on the business day sent, when delivered by hand or facsimile transmission (with confirmation) during normal business hours, (2) on the business day after the business day sent, if delivered by a nationally recognized overnight courier or

(3) on the third business day after the business day sent if delivered by registered or certified mail, return receipt requested, in each case to the following address or number (or to such other addresses or numbers as may be specified by notice that conforms hereto:

If to you, to the most recent address on file with the Company.

If to the Company or any other member of the Group, to both:

ING U.S., Inc.

230 Park Avenue

13th Floor

New York, N.Y. 10169

Attention: Bridget M. Healy, Chief Legal Officer

Facsimile: 212-309-8364

ING Group

IH 08.332

Amstelveenseweg 500

1081 KL Amsterdam

The Netherlands

Attention: Hein Knaapen, Global Head of HR

Facsimile: +31 20 564 77 51

(f) Consideration. This Agreement is in consideration of the mutual covenants contained in it. You and the Group acknowledge the receipt and sufficiency of the consideration to this Agreement and intend this Agreement to be legally binding.

(g) Amendments and Waivers. Any provision of this Agreement may be amended or waived but only if the amendment or waiver is in writing and signed, in the case of an amendment, by you and the Company or, in the case of a waiver, by the party that would have benefited from the provision waived. Except as this Agreement otherwise provides, no failure or delay by you or the Group to exercise any right or remedy under this Agreement will operate as a waiver, and no partial exercise of any right or remedy will preclude any further exercise.

(h) Third Party Beneficiaries. This Agreement will be binding on, inure to the benefit of and be enforceable by the parties and their respective heirs, personal representatives, successors and assigns. This Agreement does not confer any rights, remedies, obligations or liabilities to any entity or person other than you and the Company and your and the Company’s permitted successors and assigns, although this Agreement will inure to the benefit of the Group.

(i) Section 409A. Notwithstanding anything to the contrary in this Agreement or elsewhere, if you are a “specified employee” as determined pursuant to Section 409A of the Internal Revenue Code of 1986, as amended as of the date of your “separation from service” (within the meaning of Treas. Reg. 1.409A-1(h)) and if any payment or benefit provided for in this Agreement or otherwise both (x) constitutes a “deferral of compensation” within the meaning of Section 409A and (y) cannot be paid or provided in the manner otherwise provided without subjecting you to “additional tax”, interest or penalties under Section 409A, then any such payment or benefit that is payable during the first six months following your “separation from service” shall be paid or provided to you in a cash lump-sum on the first business day of the seventh calendar month following the month in which your “separation from service” occurs. Any payment or benefit due upon a termination of your employment that represents a “deferral of compensation” within the meaning of Section 409A shall only be paid or provided to you upon a “separation from service”. Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this Agreement is determined to be subject to Section 409A of the Code, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement in any other taxable year (except for any life-time or other aggregate limitation applicable to medical expenses), in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which you incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

(j) Counterparts; Effective Date. This Agreement may be executed counterparts, each of which will constitute an original and all of which, when taken together, will constitute one agreement. This Agreement is entered into as of November 7, 2012, and shall be deemed effective as of the Start Date.

[The next page is the signature page.]

Very truly yours,

ING U.S., INC.

By:	/s/ Jan Hommen
Name:	Jan Hommen
Title:	Chairman

ING NORTH AMERICA INSURANCE CORPORATION

By:	/s/ Kevin Silva
Name:	Kevin Silva
Title:	Executive Vice President and Chief Human Resources Officer

AGREED AND ACKNOWLEDGED:

/s/ Rodney O. Martin, Jr.
Rodney O. Martin, Jr.

ANNEX A

Assumptions:

•	No change in the number of shares of Listed Company common stock at any relevant time

•	References to vesting of a certain portion of the RSA by dollar value mean the dollar value of the shares that vest based on the original grant date value

Example 1

Event	Effect on Transaction Incentive Award
IPO: Group sells 25% of its Pre-IPO Shares.	$2 million in cash payable. $4 million in restricted stock (by grant date value based on IPO price) granted.

Follow-On Offering Prior to December 31, 2014: Group sells an additional 20% of Pre-IPO Shares.	20%/75%*$4 million = $1.066 million of RSA vests.

December 31, 2014	Group has sold less than 50% of Pre-IPO Shares, so no additional vesting on this basis.

Minimum RSA Shares Check	(45%-33.33%)/66.67% = 17.5%. 17.5%*$4 million = $0.7 million. More than this has already vested, so no additional vesting on this basis.

Example 2

Event	Effect on Transaction Incentive Award
IPO: Group sells 45% of Pre-IPO Shares.	$2 million in cash payable. $4 million in restricted stock (by grant date value based on IPO price) granted.

Follow-On Offering Prior to December 31, 2014: None.	N/A

December 31, 2014	Group has sold less than 50% of Pre-IPO Shares, so no additional vesting on this basis.

Minimum RSA Shares Check	(45%-33.33%)/66.67% = 17.5%. 17.5%*$4 million = $0.7 million. This amount has not previously vested, so it vests as of December 31, 2014.

Example 3

Event	Effect on Transaction Incentive Award
IPO: Group sells 30% of Pre-IPO Shares.	$2 million in cash payable. $4 million in restricted stock (by grant date value based on IPO price) granted.

Follow-On Offering Prior to December 31, 2014: Group sells an additional 35% of Pre-IPO Shares.	35%/70%*$4 million = $2 million of RSA vests.

December 31, 2014	Group has sold more than 50% of Pre-IPO Shares. $2 million of RSA has not previously vested. Therefore 50%*$2 million = $1 million of RSA vests as of December 31, 2014.

Minimum RSA Shares Check	(65%-33.33%)/66.67% = 47.5%. 47.5%*$4 million = $1.9 million. More than this has already vested, so no additional vesting on this basis.

ANNEX B

RELEASE AGREEMENT

As consideration for receiving payment of separation benefits pursuant to your Amended and Restated Employment Agreement as of March 25, 2011, dated November 7, 2012, with ING U.S., Inc. and ING North America Insurance Corporation (the “Agreement”), less applicable taxes and withholdings, you agree to release all claims that you may have against ING U.S., Inc., or any of its parents, subsidiaries or affiliated companies, or any of its officers, directors, or employees (“Company”).

By signing this Release Agreement (“Release”), you give up important rights, and we recommend that you discuss it with your attorney. Even if you choose not to discuss it with your attorney, you must review the Release carefully, and make sure that you understand the meaning and the effect of the language.

1. In consideration of the receipt of the payment, I,             , fully and completely release and waive any and all claims, complaints, causes of action or demands of whatever kind, whether known or unknown against the Company, and its parents, subsidiaries or affiliates, their predecessors and successors, and all officers, employees, and agents of those persons and companies. This Release covers any actions, omissions, conduct, decisions, behavior, or events occurring to the date of my execution of this Release. This release is effective upon my execution.

2. I understand that this Release does not constitute any admission by the Company of a violation of any laws or regulations. I have entered into this Release voluntarily.

3. I understand and accept that this Release specifically covers, but is not limited to, any claim I may have for wages, penalties, benefits, breach of contract, wrongful termination, discrimination in violation of any federal, state, or local law or regulation, including but not limited to, Title VII, the Fair Labor Standards Act, the Age Discrimination in Employment Act, Federal Civil Rights Acts, the Equal Pay Act, the Americans with Disabilities Act, the Employee Retirement Income Security Act of 1974, defamation, intentional or negligent infliction of emotional distress, breach of any implied covenant of good faith and fair dealing, or any other claims, except for unemployment compensation claims and claims related to the Consolidated Omnibus Budget Reconciliation Act statutes or any state insurance continuation statutes that may be applicable. This Release does not cover claims that the law does not allow to be waived, any claims for indemnification or coverage under directors and officers liability insurance, any claims for vested benefits or any claims that may arise after the date I sign this release. Notwithstanding the foregoing, this Release is not intended to interfere with my right to file a charge with the Equal Employment Opportunity Commission (EEOC) in connection with any claim I believe I may have against the Company. However, I hereby agree to waive the right to recover money damages in any proceeding I may bring before the EEOC or any similar body or in any proceeding brought by the EEOC or any other similar body on my behalf.

4. I acknowledge that the payment(s) will be made within the time frames set forth in the Agreement.

5. I agree to hold and maintain the terms of my payment in confidence and not disclose them to any third party, except that I may disclose the same to my legal and financial advisors for purposes of obtaining professional assistance, and as otherwise required by law. I understand and agree that confidentiality is a material term of the payment.

6. By my signature below, I acknowledge that I fully understand and accept the terms of this Release. I represent and agree that my signature is freely, voluntarily, and knowingly given. I also acknowledge that I have been provided a full opportunity to review and reflect on the terms of this Release. I intend this Release to be legally binding.

7. I understand and acknowledge that I am being advised by the Company to consult with an attorney prior to signing this Release and have done so to the extent I have deemed it necessary. My decision whether to sign this Release is my own voluntary decision made with full knowledge that the Company has advised me to consult with an attorney. I acknowledge that I have considered the terms of this Release before I sign it.

8. I understand and acknowledge that I have received good and valuable consideration in exchange for my execution of this Release.

9. I acknowledge that I have been given at least twenty-one (21) days to consider the terms of this Release and, in particular, this Paragraph 2. I represent that I have consulted with an attorney to the extent that I deemed necessary prior to executing this Release. If I sign the Release before the end of the twenty-one (21) day period, it is because I have voluntarily and knowingly decided to do so. I further acknowledge that I have received good and valuable consideration in exchange for my execution of this Release.

10. I may rescind this Release within seven (7) days from the date that I execute this Release, and this Release will not become effective or enforceable until after the seven (7) day rescission period has expired. If I choose to rescind this Release, I must deliver, by hand or by mail, a written rescission notice to Executive Vice President and Chief Legal Officer, ING U.S. Legal Services at 230 Park Avenue, 13th Floor, New York, New York 10169, Fax No. (212) 309-8364, which must be received no later that 5:00 p.m., E.S.T. on the seventh (7th) day following the date of my execution of this Release. This Release will become effective upon the eighth (8th) day following the date I execute this Release, unless rescinded by me in accordance with the provisions of this Paragraph. If delivered by mail, the rescission must be: (1) postmarked within the seven day period; (2) sent to the above address; and (3) sent by certified mail return receipt requested. If the Release is rescinded, I am not eligible for any of the payments set forth in this Release.

11. The provisions of this release are severable. The invalidity or unenforceability of any one or more provisions will not affect the validity and enforceability of any other provision.

12. For residents of California: I understand that I may be unaware of one or more claims that could be discovered at a later date, and I waive any rights I may have under California Civil Code Section 1542 to pursue such claims.

California Civil Code section 1542 provides as follows: A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of the release, which if known by him must have materially affected his settlement with the debtor.

13. Choice of Law and Forum. I agree that this Agreement, and other documents incorporated by reference, including their validity and interpretation, will be governed by the laws of the State of New York. Any proceedings involving this Agreement will be brought in a court of competent jurisdiction in the State of New York.

14. WAIVER OF JURY TRIAL. I AGREE TO WAIVE MY RIGHT TO HAVE ANY DISPUTE, CLAIM, OR CONTROVERSY DECIDED BY A JURY IN A COURT. ALL DISPUTES, CLAIMS, OR CONTROVERSIES WILL BE HEARD BEFORE A JUDGE WITHOUT A JURY IN THE APPLICABLE JURISDICTION.

15. Severability. I agree that the provisions of this Agreement are severable and if any part of the Agreement is found to be unenforceable, or otherwise invalid by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

16. Entire Agreement. I agree that this Agreement encompasses the entire agreement between the parties relating to the cessation of Employee’s services to the Company. Employee acknowledges that he has not relied on any representations, promises, or agreements of any kind except those expressly set forth in this Agreement.

Name	Date

ING U.S., Inc.

Name	Date